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                                                                     EXHIBIT 4.6


     SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of May 2, 2003, among Mattress Holdings International LLC, a Delaware limited liability company (the "Guaranteeing Subsidiary"), a subsidiary of Sealy Mattress Company (or its permitted successor), an Ohio corporation (the "Company"), the Company and The Bank of New York, as trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of December 18, 1997 among the Company, the guarantors listed on the signature pages thereto and the Trustee, supplemented by the Supplemental Indenture, dated April 10, 2001 (the "First Supplemental Indenture") among the Company, the guarantors listed on the signature pages thereto and the Trustee, providing for the issuance of an aggregate principal amount of up to $300.0 million of 9-7/8% Senior Subordinated Notes due 2007 (the "Notes"), the guarantors listed on the signature pages of the Indenture and the First Supplemental Indenture, together with the Guaranteeing Subsidiary, being referred to herein as the "Guarantors";

     WHEREAS, the Indenture provides that under certain circumstances a subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantee");

     WHEREAS, on the date hereof, the Company will issue an aggregate principal amount of $50.0 million of the Notes, and shall designate such Notes `Series E Notes," and will subsequently exchange such Series E Notes for Notes it shall designate as "Series F Notes" in an exchange registered under the Securities Act of 1933, as amended (the "Act") pursuant a Registration Rights Agreement, dated May 2, 2003, among the Company, the guarantors listed on the signature pages thereto and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Securities, Inc. (the "Registration Rights Agreement"); and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees as follows:

     (a) Along with all other Guarantors, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the

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          Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

          (i) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

          (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

     (b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

     (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

     (d) This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

     (e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

     (f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations

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          guaranteed hereby until payment in full of all obligations guaranteed hereby.

     (g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in
          Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

     (h) The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

     (i) Pursuant to Section 11.02 of the Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture shall result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

     3. EXECUTION AND DELIVERY. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

     4. GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

     (a) The Guaranteeing Subsidiary may not consolidate with or merge with or into (whether or not the Guaranteeing Subsidiary is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guaranteeing Subsidiary unless:

          (i) subject to Section 11.05 of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) unconditionally assumes all the obligations of the Guaranteeing Subsidiary, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Note Guarantee on the terms set forth herein or therein; and

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          (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     (b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guaranteeing Subsidiary, such successor corporation shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as a Guaranteeing Subsidiary. Such successor corporation thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

     (c) Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of the Guaranteeing Subsidiary with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of the Guaranteeing Subsidiary as an entirety or substantially as an entirety to the Company or another Guarantor.

     5. RELEASES.

     (a) in the event of a sale or other disposition of all of the assets of the Guaranteeing Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all to the capital stock of the Guaranteeing Subsidiary, then the Guaranteeing Subsidiary (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of the Guaranteeing Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of the Guaranteeing Subsidiary) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 of the Indenture. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Section 4.10 of the Indenture, the Trustee shall execute

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          any documents reasonably required in order to evidence the release of the Guaranteeing Subsidiary from its obligations under its Note Guarantee.

     (b) If the Guaranteeing Subsidiary is not released from its obligations under its Note Guarantee, then it shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in
          Article 10 of the Indenture.

     6. DESIGNATION OF NOTES. The Company hereby designates the Notes having an aggregate principal amount of $50.0 million issued on the date hereof as "Series E Notes." The Company hereby designates the Notes having an aggregate principal amount of $50.0 million that will be issued subsequent to the date hereof in exchange for the Series E Notes pursuant to an exchange offer registered under the Act as "Series F Notes", pursuant to the Registration Rights Agreement.

     7. AMENDMENT TO DEFINITION OF "GUARANTORS." Pursuant to the authority granted to the Trustee by Section 9.01(a) of the Indenture to cure any ambiguity, defect or inconsistency in the Indenture without the consent of any Holder of a Note, the definition of "Guarantors" in the Indenture is amended and supplemented to include the following to be inserted immediately subsequent to the last word in the definition and prior to the period:

     "and (iii) all Subsidiaries of the Company that execute a supplemental indenture substantially in the form of the Supplemental Indenture attached as Exhibit F hereto"

     Such amendment and supplement to the definition of Guarantors shall have retroactive effect to December 18, 1997, such that all of the Company's Subsidiaries that signed the First Supplemental Indenture shall be Guarantors under the Indenture.

     8. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or the Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture, the First Supplemental Indenture or this Second Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

     9. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     10. COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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     11. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof

     12. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

Dated:  May 2, 2003

                                  MATTRESS HOLDINGS INTERNATIONAL LLC


                                  By:    /s/ Kenneth L. Walker
                                       ---------------------------------------
                                  Name:  Kenneth L. Walker
                                  Title: Vice President, General Counsel and
                                         Secretary

                                  THE BANK OF NEW YORK
                                       as Trustee

                                  By:    /s/ Dorothy Miller
                                       ---------------------------------------
                                  Name:  Dorothy Miller
                                  Title:


                                  SEALY MATTRESS COMPANY


                                  By:    /s/ Kenneth L. Walker
                                       ---------------------------------------
                                  Name:  Kenneth L. Walker
                                  Title: Vice President, General Counsel and
                                         Secretary